UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

Specialized Disclosure Report

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GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

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Michigan	0-21810	95-4318554
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21680 Haggerty Road, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Kenneth J. Phillips, Vice-President and General Counsel, (248) 504-0500

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of Gentherm Incorporated for the reporting period January 1, 2015 to December 31, 2015 is provided as Exhibit 1.01 hereto and is publicly available at http://www.gentherm.com/en/page/sec-filings. The information included in such Conflict Minerals Report is incorporated herein by reference herein.  This Form SD, including Exhibit 1.01 attached hereto, contains references to our website; however, the information on our website is not incorporated by reference into this Form SD or Exhibit 1.01.

Item 1.02 Exhibit

The Conflict Minerals Report as required by Item 1.01 of Form SD is filed herewith as Exhibit 1.01.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel

Date:  May 26, 2016

Exhibit Index

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.